SUBADVISORY AGREEMENT

Smith Barney Core Plus Bond Fund Inc.

Citigroup Asset Management Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Dear Ladies and Gentlemen:

THIS AGREEMENT is made this 18th day of March, 2005, between Smith Barney Fund Management LLC (the “Manager”) and Citigroup Asset Management Limited (the “Sub-Adviser”).

WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Manager serves as the investment adviser to Smith Barney Core Plus Bond Fund Inc. (the “Fund”) pursuant to the Transfer and Assumption of Investment Advisory Agreement dated as of November 7, 1994 among Smith Barney Managed Governments Fund Inc., Mutual Management Corp. and the Manager (formerly Smith Barney Mutual Fund Management Inc.) (the “Advisory Agreement”);

WHEREAS, the Fund’s name was changed from “Smith Barney Managed Governments Fund Inc.” to “Smith Barney Core Plus Bond Fund Inc.” by Articles of Amendment to the Articles of Incorporation dated as of March 18, 2005;

WHEREAS, the Sub-Adviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Board of Directors of the Fund (the “Board”) and the Manager wish to engage the Sub-Adviser to provide certain investment advisory services for the Fund, and the Sub-Adviser is willing to provide such investment advisory services for the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Investment Description; Appointment

The Fund and the Manager desire to employ and hereby appoint the Sub-Adviser to act as a sub-investment adviser for such portion of the Fund’s assets as the Manager shall allocate to the Sub-Adviser (the “Designated Portion”), it being contemplated that all of such assets are to be invested in foreign currencies and the non-dollar denominated debt securities of non-U.S. issuers in accordance with the investment objectives, policies and limitations specified in the prospectus (the “Prospectus”) and the statement of additional information (the “Statement”) describing the Fund dated March 18, 2005, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board. Copies of the Prospectus and the Statement have been or will be submitted to the Sub-Adviser. The Company agrees promptly to provide copies of all amendments and supplements to the current Prospectus and the Statement to the Sub-Adviser on an on-going basis. Until the Company delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement as previously furnished to the Sub-Adviser. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Services as Sub-Adviser

Subject to the supervision, direction and approval of the Board and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Designated Portion. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage the Designated Portion in accordance with the Fund’s investment objectives and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Designated Portion; (c) place purchase and sale orders for portfolio transactions on behalf of the Fund; and (d) employ professional portfolio managers and securities analysts who provide research services to the Fund.

In addition, (i) the Sub-Adviser shall furnish the Manager daily information concerning portfolio transactions and periodic reports concerning transactions and performance of the Designated Portion in such form and with such frequency as may be mutually agreed upon, and the Sub-Adviser agrees to review the Designated Portion and discuss the management of the Designated Portion with the Manager and the Board whenever the Manager or the Board may reasonably request. The Sub-Adviser will meet periodically with the Manager and the Board at such times as may be reasonably requested by the Manager or the Board.

(ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested.

(iii) The Sub-Adviser shall maintain and preserve such records related to the Fund’s transactions as required under the Investment Company Act of 1940, as amended (the “1940 Act”). The Manager shall maintain and preserve all books and other records not related to the Fund’s transactions as required under the 1940 Act. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser’s services hereunder reasonably requested by the Manager to keep and preserve the books and records of the Fund. The Sub-Adviser shall also furnish to the Manager any other information relating to the assets of the Fund that is required to be filed by the Manager or the Company with the Securities and Exchange Commission (the “Commission”) or sent to shareholders under the 1940 Act and the rules thereunder. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Company and the Sub-Adviser will surrender promptly to the Fund copies of any of such records.

(iv) The Sub-Adviser has adopted and implemented and shall maintain written policies and procedures with respect to its services as sub-adviser to the Fund that are reasonably designed to prevent violation of the Federal Securities Laws by the Fund as required by Rule 38a-1 under the 1940 Act. The Sub-Adviser has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violation of the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Fund. The Sub-Adviser has provided a certification to the Board that it has adopted procedures reasonably necessary to prevent Access Persons (as such term is defined in Rule 17j-1) from violating the Sub-Adviser’s Code of Ethics. The Sub-Adviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(vi) When engaging in transactions in securities or other assets for the Fund with any adviser to any other fund under common control with the Fund, the Sub-Adviser or any of its “affiliated persons” (as defined in the 1940 Act) will not consult (other than for purposes of complying with Rule 12d3-1(a) and (b) under the 1940 Act) with such other adviser.

(vii) The Sub-Adviser will provide reasonable assistance to the Fund’s Pricing Committee and the Manager’s Valuation Committee in determining or confirming, consistent with the procedures and policies stated in the Prospectus and Statement, the value of any portfolio securities or other assets of the Fund for which the Fund’s Pricing Committee or the Manager’s Valuation Committee seek assistance from or identify for review by the Sub-Adviser.

(viii) The Fund understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Fund has no objection to the Sub-Adviser’s so acting, provided that whenever the Fund and one or more other investment companies or accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

3. Brokerage

In selecting brokers or dealers (including, if permitted by applicable law, Citigroup Global Markets Inc. or any other broker or dealer affiliated with the Manager or the Sub-Adviser) to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities

Exchange Act of 1934) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Sub-Adviser from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

4. Information Provided to the Fund and the Manager

The Sub-Adviser shall keep the Fund and the Manager informed of developments materially affecting the Fund’s holdings, and shall, on its own initiative, furnish the Fund and the Manager from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. In addition, the Sub-Adviser shall supply all such information to the Board as the Board may request to enable the Board to review this Agreement consistent with Sections 15 and 36 of the 1940 Act.

5. Compensation

In consideration of the services rendered pursuant to this Agreement, the Manager, from its fee from the Fund, will pay the Sub-Adviser a portion of the fee (such portion herein referred to as the “Subadvisory Fee”) payable to the Manager under the Advisory Agreement. The Subadvisory Fee shall be an amount equal to the fee payable under the Advisory Agreement multiplied by the current value of the net assets of the Designated Portion of the Fund and divided by the current value of the net assets of the Fund. The Subadvisory Fee shall be accrued for each calendar day in the period commencing as of the date first above written and ending on the date on which this Agreement terminates. The sum of the daily Subadvisory Fee accruals shall be paid to the Sub-Adviser by the Manager at such times and for such periods as the Sub-Adviser and the Manager shall agree. The Sub-Adviser shall have no right to obtain compensation directly from the Fund for services provided hereunder and agrees to look solely to the Manager for payment of fees due. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund’s net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

6. Expenses

The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses to be borne by the Fund) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Fund’s legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Advisory Agreement are borne by the Fund.

7. Standard of Care

The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Fund or to the shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement. No guarantee or assurance is given that any investment objectives or strategies can be met. The Sub-Adviser acts for a number of clients and the actions and investments that it makes on behalf of such clients who may have a similar mandate may vary or be different from those decisions and investments made on behalf of the Manager or the Fund.

8. Term of Agreement

This Agreement shall become effective as of the day and year first above written (the “Effective Date”) and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days’ written notice by the Manager or by the Board or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Fund, or upon 60 days’ written notice by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

9. Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

(a)	To the Manager:

Smith Barney Fund Management LLC

399 Park Avenue

New York, NY 10022

(b)	To the Sub-Adviser:

Citigroup Asset Management Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

12. Representations

Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

13. Upon request, reports and communications may be sent to the Manager via electronic mail or through an internet based system. Both parties acknowledge the risks of interception, breach of confidentiality and alteration among others inherent in the use of electronic mail and the internet. Neither party will hold the other responsible for such risks or loss or damage arising therefrom.

14. Confidentiality and Data Protection

All information obtained pursuant to this Agreement shall be treated as confidential and shall not be disclosed to any other party unless the disclosure is made by either party to this Agreement (i) as required by applicable law or regulation; (ii) as reasonably necessary to establish and maintain trading relationships with counterparties for the Manager or the Fund provided such disclosure is limited to appropriate departments only within such counterparties; (iii) to such party’s affiliates as reasonably necessary for the performance of the Agreement or fulfillment of management responsibility and oversight functions; or (iv) as agreed to in writing by the parties hereto.

Within the limits set forth in the immediately preceding paragraph, the Sub-Adviser may use, store, transfer or otherwise process information about the Manager, the Fund or its employees, agents or representatives for the purpose of fulfilling the Sub-Adviser’s obligations under this Agreement, to comply with record keeping obligations, and as reasonably necessary for management of the client relationship. This may include transfer of data to affiliates (including outside of the European Union). The Manager for itself and on behalf of the Fund freely consents to the foregoing on behalf of itself and its employees, agents and representatives.

Telephone conversations between the Manager and the Sub-Adviser and the Manager and the Sub-Adviser and the Fund or the Fund’s custodian or other agents of the Fund may be recorded.

15. Force Majeure

In the event of any failure, interruption or delay in the performance of a party’s obligations under this Agreement resulting from acts, events or circumstances not reasonably within that party’s control, including but not limited to industrial disputes, acts or regulations of any governmental or supranational bodies or authorities or securities exchanges or the breakdown, failure or malfunction of any telecommunications or computer service, that party shall not be liable or have any responsibility of any kind, for any loss or damage thereby incurred or suffered by the other party.

16. Miscellaneous

This Agreement is not intended expressly or impliedly to confer any benefits on any third parties generally or under the United Kingdom Contracts (Rights of Third Parties) Act 1999.

17. Governing Law

This Agreement is being made pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws.

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If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

SMITH BARNEY FUND MANAGEMENT LLC

By:

Accepted:

CITIGROUP ASSET MANAGEMENT LIMITED

By:
Name:
Title: